FOR IMMEDIATE RELEASE                                Contact: Eric Friedman
July 14, 2004                                        Investor Relations
                                                     (973) 926-0816

 Integrated BioPharma Agrees to Acquire Hauser Contract Research Organization,
                           Continuing Expansion Plan

Hillside, N.J., July 14, 2004--Integrated BioPharma, Inc. (AMEX:INB) announced the mutual execution of an agreement with Hauser Inc. to acquire the Hauser Contract Research Organization (Hauser CRO). The transaction, which is subject to court approval, is scheduled to close in September 2004.

As an ongoing business, the Hauser CRO is expected to provide revenues, an established customer base and expanded analytical capabilities in support of INB's growth and expansion goals. The Hauser CRO, together with Paxis Pharmaceuticals, Inc., another wholly owned subsidiary, will give INB a complete capability, from inception to commercialization, to create Active Pharmaceutical Ingredients (API) for itself and customers.

Hauser CRO is a world leader in the extraction, isolation, purification and synthetic modification of natural products from plant, marine and microbial sources. Hauser CRO provides small scale API Production for clinical trials through commercial applications. In addition, Hauser CRO provides research, process development, analytical services, manufacturing, compliance services and consulting to companies in pharmaceutical, dietary supplement and fine chemical industries.

The Hauser CRO acquisition complements and extends INB's expansion into the supply of Active Pharmaceutical Ingredients. Paxis Pharmaceuticals, Inc., a wholly owned subsidiary, is a world leader in the supply of Paclitaxel, the leading anticancer compound. Combined with the Hauser CRO, Paxis now has a substantial platform to leverage its modern and recently updated manufacturing plant into development and manufacturing of a variety of API products, meeting customers' needs as well as its own internal needs. Combined, the companies will operate 6 GMP suites. Paxis will be able to provide complete development of API from concept to production.

INB CEO E. Gerald Kay commented that "The CRO acquisition enhances our position as a manufacturer of Active Pharmaceutical Ingredients. This should provide for additional opportunities for both taxane based novel drug candidates and other non taxane based naturally derived and semi-synthetic pharmaceuticals." INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in transgenic plants. Further information is available at www.iBioPharma.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.